Exhibit 4.64

FIRST AMENDMENT TO THE

INTELSAT S.A.

2013 EQUITY INCENTIVE PLAN

The Intelsat S.A. 2013 Equity Incentive Plan (the “Plan”), is hereby amended effective as of October 23, 2014 (the “Effective Date”) as follows:

1. Amendment to Section 5(b) of the Plan. Section 5(b) of the Plan shall be amended to delete the following phrase:

“(ii) no more than 1,000,000 shares of Common Stock in the aggregate (or the equivalent amount in cash, other securities or property) may be subject to grants of Awards to any single Participant during any calendar year;”

and to replace it with the following:

“(ii) no more than 1,500,000 shares of Common Stock in the aggregate (or the equivalent amount in cash, other securities or property) may be subject to grants of Awards to any single Participant during any calendar year;”

2. Effect on the Plan. This Amendment shall not constitute a waiver, amendment or modification of any provision of the Plan not expressly referred to herein. Except as expressly amended or modified herein, the provisions of the Plan are and shall remain in full force and effect and are hereby ratified and confirmed. On and after the Effective Date, each reference in the Plan to “this Plan,” “herein,” “hereof,” “hereunder” or words of similar import shall mean and be a reference to the Plan as amended hereby. To the extent that a provision of this Amendment conflicts with or differs from a provision of the Plan, such provision of this Amendment shall prevail and govern for all purposes and in all respects.